Exhibit 5.1

August 15, 2013

PetroQuest Energy, Inc.

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) being filed by PetroQuest Energy, Inc., a Delaware corporation (the “Issuer”), and certain direct wholly-owned subsidiaries of the Issuer listed as co-registrants thereon (the “Guarantors”) in connection with the offering by the Issuer (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of the Issuer’s 10% Senior Notes due September 1, 2017 (the “New Notes”) and the guarantees of the Issuer’s obligations under the New Notes (the “Guarantees”) in exchange for a like principal amount of its outstanding 10% Senior Notes due September 1, 2017 (the “Original Notes”). The Original Notes were issued, and the New Notes will be issued, under that certain indenture, dated as of August 19, 2010, among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by that certain First Supplemental Indenture, dated as of August 19, 2010, and that certain Second Supplemental Indenture, dated as of July 3, 2013 (the “Indenture”).

We have examined copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	The Indenture (including each Guarantee set forth therein, collectively referred to herein as “Guarantees”);

(ii)	The New Notes in the form attached to the Indenture; and

(iii)	The Registration Statement.

Each, herein, a “Note Document” and collectively, herein, the “Note Documents.”

We have also examined originals or copies, certified or otherwise, of (i) the resolutions of the board of directors of the Issuer, authorizing the issuance of the Original Notes and the issuance and exchange of the New Notes pursuant to the Exchange Offer, (ii) the charter and bylaws of the Issuer, and (iii) such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinion set forth herein.

PetroQuest Energy, Inc.

August 15, 2013

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In connection with this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

We are not admitted to practice law in the State of Louisiana. Therefore, with the Issuer’s consent and at its request, we have relied upon the legal opinion of Onebane Law Firm of even date herewith, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of the State of Louisiana that are material to our legal opinion and are assuming the accuracy of such opinion without independent investigation.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. With respect to the New Notes, when the New Notes (in the form examined by us) are executed and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for the Original Notes in the manner described in the Registration Statement, the New Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. With respect to the Guarantees, when the New Notes (in the form examined by us) are executed and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for the Original Notes in the manner described in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding (i) the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the

PetroQuest Energy, Inc.

August 15, 2013

occurrence or non-occurrence or existence or non-existence of any event or other state of facts, (ii) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law, (iii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, or (iv) any purported fraudulent transfer “savings” clause.

We are members of the bar of the State of New York. The opinion expressed herein is limited exclusively to the laws of the State of New York and the statutes codified as 8 Del. C. §§101-398 and known as the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Garvey Schubert Barer
GARVEY SCHUBERT BARER a partnership of professional corporations